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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MAI SYSTEMS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAI SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 25, 2004

TO ALL STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of MAI Systems Corporation (the "Company" or "MAI"), a Delaware corporation, will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Hollywood, California, on May 25, 2004 at 10:00 a.m., for the following purposes:

  1.
  To elect four (4) directors to serve for the ensuing year and until their successors are elected.

  2.
  To approve the actions of senior management, including (i) the conversion of $3,194,156 of Company indebtedness to be held by management into 31,941,560 shares of the common stock of the Company, and (ii) the investment of $1,000,000 in the Company in exchange for 10,000,000 shares of MAI common stock (the "Management Equity/Conversion Transaction").

  3.
  To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 25,000,000 to 100,000,000, to allow for the conversion of indebtedness referenced in Proposal 2 above.

  4.
  To approve an amendment to the 2001 MAI Systems Corporation Restricted Stock Plan (the "2001 Restricted Stock Plan") in order to increase the number of shares of Common Stock reserved for issuance thereunder from 1,250,000 shares to an aggregate of 5,500,000 shares.

  5.
  To ratify the selection of BDO Seidman LLP as independent auditors for the Company.

  6.
  To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

        Only stockholders of record at the close of business on March 26, 2004 are entitled to notice of and to vote at the Annual Meeting.

        All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person, even though he or she has returned a Proxy.

                      W. Brian Kretzmer
                       Secretary

Lake Forest, California
March 27, 2004

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

MAI SYSTEMS CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed Proxy is solicited on behalf of MAI Systems Corporation ("MAI" or the "Company") for use at the 2004 Annual Meeting of Stockholders ("Annual Meeting") to be held May 25, 2004, at 10:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Hollywood, California. The Company's main telephone number is (949) 598-6000. These proxy solicitation materials were mailed on or about April 15, 2004, to all stockholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

        Stockholders of record at the close of business on March 26, 2004 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. The closing price on the Nasdaq Over-the-Counter Bulletin Board for the Company's $0.01 par value Common Stock ("Common Stock") on the Record Date, as reported in The Wall Street Journal, was $0.15 per share. The Company was aware of the following beneficial owners of more than 5% of its Common Stock as of the Record Date:

Name and Address	Number of Shares	Percentage of Class(1)
CSA Private Limited group(1)	2,433,333	16.56%
Canyon Capital Advisors LLC group(2)	1,655,100	11.26%
Richard S. Ressler(3)	907,975	6.18%
W. Brian Kretzmer(4)	781,867	5.32%

(1)
For each individual and group in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, plus shares acquirable within 60 days of the Record Date by such person or group, by the sum of 14,675,752 shares of Common Stock outstanding on the Record Date, plus the number of shares of Common Stock acquirable within 60 days of the Record Date by such person or group. Computer Sciences Corporation ("CSC"), CSC Computer Sciences International Inc. ("CSI"), CSA Holdings Ltd. ("CSAH"), and CSA Private Limited ("CSA"), as a group, beneficially own 2,433,333 shares of Common Stock. The address for CSAH and CSA is 221 Henderson Road, 08-01, Henderson Building, Singapore 0315. The address for CSC and CSI is 2100 East Grand Avenue, El Segundo, California 90245.

(2)
Canyon Capital Advisors LLC, The Value Realization Fund L.P., The Value Realization Fund B, L.P., C.P.I. Securities, L.P., The Canyon Value Realization Fund (Cayman), Ltd., GRS Partners II, Mitchell R. Julis, Joshua S. Friedman and R. Christian B. Evensen, as a group, beneficially own 1,655,100 shares of Common Stock. The address of all of the above-referenced entities is 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90212.

(3)
Mr. Ressler's address is c/o Orchard Capital Corporation, 6922 Hollywood Boulevard, Suite 900, Hollywood, California 90028. Includes 25,000 shares of Common Stock issuable upon exercise of options held by Mr. Ressler and 225,000 shares of Common Stock issuable upon exercise of options held by Orchard Capital Corporation, of which Mr. Ressler is the sole stockholder, each of which are currently exercisable. Also includes 9,375 shares of Common Stock issuable upon exercise of options held by Mr. Ressler which are exercisable within 60 days of the Record Date and 12,500 shares of restricted Common Stock held by Mr. Ressler which are due to become unrestricted within 60 days of the Record Date. See "Compensation Committee Interlocks and Insider Participation."

(4)
Includes 558,333 shares of Common Stock issuable upon exercise of options or warrants held by Mr. Kretzmer that are currently exercisable. Also includes 33,333 shares of Common Stock issuable upon exercise of options held by Mr. Kretzmer which are exercisable within 60 days of the Record Date and 62,500 shares of restricted Common Stock held by Mr. Kretzmer which are due to become unrestricted within 60 days of the Record Date.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company before the Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

        The cost of soliciting proxies will be borne by the Company. The Company has retained the services of its transfer agent, Mellon Investor Services ("Mellon"), to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Mellon a fee not to exceed $2,500 for its services and will reimburse Mellon and other third parties for certain out-of-pocket expenses estimated to be not more than $10,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

Deadline for Receipt of Stockholder Proposals

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2005 Annual Meeting of Stockholders must be received by the Company no later than January 15, 2005, in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

        If the Company is not notified of a stockholder proposal by March 5, 2005, then the management proxies may have the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

General

        A board of four (4) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting (neither of which events is expected), the proxies will be voted for such nominee as shall be designated by the current Board of Directors to fill the vacancy.

Vote Required

        A quorum comprising the holders of the majority of the outstanding shares of Common Stock on the Record Date must be present or represented by proxy for the transaction of business at the Annual Meeting. Each share may vote for up to four director-nominees. Votes may not be cumulated. If a quorum is present, the four nominees receiving the highest number of votes will be elected to the Board of Directors, whether or not such number of votes for any individual represents a majority of the votes cast. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Absentions and broker non-votes, however, will not be counted either in favor of or against the proposal.

        The term of office of each person elected as a director will continue until the next Annual Meeting or until his successor has been elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

Nominees

        The names of the nominees, their ages at Record Date and certain other information about them are set forth below.

Name of Nominee	Age	Principal Occupation	Director Since
Richard S. Ressler	45	President, Orchard Capital Corporation	1995
Zohar Loshitzer	46	Executive Vice President, j2 Global Communications, Inc.	1998
Stephen Ross	55	Consultant, Warner Brothers	2001
Steven F. Mayer	44	Managing Director, Cerebus Capital Management, LLC	2001

        There is no family relationship between any director and any executive officer of the Company.

        Richard S. Ressler has been the Chairman of the Board and a director since 1995. He was our Chief Executive Officer from October 1994 until February 1997 and our President from October 1994 until May 1995. He has served in each of these capacities pursuant to a consulting agreement between the Company and Orchard Capital Corporation. Mr. Ressler is the founder and President of Orchard Capital, a firm that provides investment capital and advice to companies (including MAI) in which Orchard Capital or its affiliates invest. He has been a principal of Orchard Capital since 1994. Mr. Ressler is Chairman of CIM Group, Inc., which acts as an integrated real estate investment and management services firm for institutional investors. He has been a principal of CIM Group and its predecessor since 1994. Mr. Ressler has been Chairman of the Board and a director of j2 Global Communications, Inc., a leading unified messaging service provider, since 1997 and served as Chief Executive Officer of j2 Global from March 1997 until January 2000, serving in each of these capacities pursuant to a consulting agreement between j2 Global and Orchard Capital.

        Zohar Loshitzer was appointed to our Board of Directors in January 1998. From July 1997 through December 31, 2000, he was Chief Information Officer, and in 2001 he became Executive Vice President, Corporate Strategy, for j2 Global Communications, Inc., a leading unified messaging services provider. From July 1997 through November 29, 2000, he also served as a member of the Board of Directors of j2 Global Communications, Inc. From August 2000 through December 31, 2001 he acted as a consultant with MAI Systems Corporation. Since 1995, he has also been a Managing Director of Orchard Telecom, a telecommunications consulting firm. From 1987 until 1995, he was the general manager and part owner of Life Alert, a nationwide emergency response service.

        Stephen Ross was elected to our Board of Directors in May 2001. He is currently a consultant for Warner Brothers. From 1989 to 2001 he was employed by Warner Brothers as Executive Vice President, Special Projects. He also served from 1992 through 2001 as a director of the Sea World Property Trust (an Australian theme park company). From 1986 through 1989 he was employed by Lorimar Telepictures Corp. as Senior Vice President and General Counsel. From 1981 through 1986 he worked with Telepictures Corp. where he was Senior Vice President, General Counsel and a member of the board of directors. He is currently a consultant. He also serves as a director of Grill Concepts, Inc., a restaurant company.

        Steven F. Mayer was elected to our Board of Directors in May 2001. Since December 2002, he has been Managing Director of Cerberus Capital Management, LLC, a private investment firm that manages funds and accounts with approximately $12.5 billion in aggregate committed capital. Cerberus invests primarily in businesses exhibiting the potential for business improvement and manages holdings in the United States and worldwide. From February 2002 until November 2002, Mr. Mayer was Executive Managing Director of Gores Technology Group, LLC, a private investment and management firm. From November 1996 until September 2001, he was a Managing Director and co-head of Corporate Finance of U.S. Bancorp Libra, the leveraged finance investment banking unit of U.S. Bancorp, and its predecessor company. He was also a Managing Director of Libra Capital Partners, L.P., an affiliated private equity firm that sponsors and invests in management-led buyouts, later stage growth financings, leveraged recapitalizations, corporate divestitures, and acquisitions. From June 1994 until November 1996, Mr. Mayer was a managing director of Aries Capital Group, LLC, a private investment firm that he co-founded. From April 1992 until June 1994, when he left to co-found Aries Capital Group, Mr. Mayer was a principal with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private investment firms. Prior to that time, Mr. Mayer was an attorney with Sullivan & Cromwell specializing in mergers, acquisitions, divestitures, leveraged buyouts and corporate finance. Mr. Mayer currently serves as a director of Acterna Corporation, a leading telecommunications test and measurement company and Airway Industries, Inc., a leading luggage and travel accessories company.

Executive Officers

        The name, age and title of each executive officer of the Company, business experience for at least the past five years and certain other information concerning each such executive officer has been furnished by the executive officer and is set forth below. Executive officers are elected by the Board of Directors following the annual meeting of the Company's stockholders.

        W. Brian Kretzmer, 50, has been our Chief Executive Officer since August 1999 and was appointed as our President on September 10, 2000. He also served as our Chief Financial Officer from August 1999 until March 2000. From August 1997 until July 1999 he was Executive Vice President and Chief Financial Officer for Segue Corporation, a California based private company focused on providing support services to computer manufacturers utilizing internet commerce. From July 1991 until July 1997 he held various positions with MAI Systems Corporation, including Vice President, Corporate Development, Controller, Vice President, Finance, Chief Financial Officer, and Chief Information Officer. From July 1995 until July 1996 he also served as the President and Chief Operating Officer of

Gaming Systems International, which was at that time a wholly-owned subsidiary of MAI Systems Corporation.

        James W. Dolan, 45, has been our Chief Financial Officer since March 2000 and our Chief Operating Officer since March 2001. Previously, he served as our Vice President, Finance from September 1999 until March 2000. From 1985 to 1999, Mr. Dolan served in positions of increasing responsibility with the accounting firm of KPMG LLP. Most recently, he was senior manager, Los Angeles and Orange County, where he managed audit and consulting projects for companies ranging in size from start-up operations to large public multinational organizations. Mr. Dolan also served as KPMG's senior audit manager to MAI from 1994 through 1997.

Board Meetings and Committees

        The Board of Directors held one (1) meeting during the year ended December 31, 2003 and conducted business by written consent. The Company expects all Board members to attend its Annual Meeting. The last annual meeting was attended by each Board member. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee.

        The Company does not have a Nominating Committee. The view of the Company's Board of Directors is that it is appropriate for the Company not to have such a committee because each member of the Board participates in the consideration of director nominees. Of the four Board members two are 'independent' under the existing standards of the American Stock Exchange and two are not independent. The Board will only consider director nominees that have the requisite industry or financial experience to be able to advise and direct senior management in the Company's operations. The Board generally relies on its network of industry and financial contacts in evaluating potential Board members. The Board members have determined not to currently consider proposed director recommendations from stockholders because of the present limited size of the Board and its view that additional candidates, if required, are available through the Board's own network of prospects.

        Our Executive Committee was formed in November 1998. Mr. Loshitzer is presently the only member of this committee. This committee has all authority, consistent with the Delaware General Corporation Law, as may be granted to it by the Board of Directors. Presently, this committee's sole function is to coordinate management presentations to the Board of Directors. The Executive Committee held no formal meetings during 2003.

        Our Audit Committee currently consists of Messrs. Ross and Mayer, with one vacancy, intended to be filled after the Annual Meeting of Shareholders. None of the members of the Audit Committee have been our officers or employees and each member qualifies as an independent director under the existing standards of the Securities and Exchange Commission, the Sarbanes-Oxley Act of 2002, and the rules of the American Stock Exchange. The Board of Directors has determined that no member of the Audit Committee is an audit committee financial expert. The Company believes that the level of financial experience of the current Audit Committee members is sufficient for the purpose of their oversight of the Company's financial statements and operations. The Board of Directors adopted a written charter for the Audit Committee on June 12, 2000, which was amended and restated on March 15, 2001, and then again on March 25, 2004. A copy of the current Audit Committee Charter is set forth in Appendix A.

        The Audit Committee held three (3) meetings during 2003 and also took actions by unanimous written consent. The Audit Committee has the sole authority to appoint and, when deemed appropriate, replace our independent auditors. The Audit Committee has the responsibility to evaluate the qualifications and independence of our independent auditors; to review and approve the scope and results of the annual audit; to evaluate with the independent auditors our financial staff and the adequacy and effectiveness of our systems and internal financial controls; to review and discuss with management and the independent auditors the content of our financial statements and clarity of our proposed communications with investors regarding our operating results and other financial matters; to review significant changes to our accounting practices; to establish procedures for receiving, retaining and investigating reports of illegal acts involving us and supervise the investigation of any such reports; and to provide sufficient opportunity for the independent auditors to meet with the committee without management present.

        Our Compensation Committee currently consists of Messrs. Loshitzer and Ressler, with one vacancy, intended to be filled after the Annual Meeting of Shareholders. The Compensation Committee held no meetings during 2003. The Compensation Committee reviews and approves the Company's executive compensation policies.

        During 2003, each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors held during his tenure and the meetings of committees of which such member was a member held during his tenure.

Shareholder Communications with Board Members

        The Company encourages communications by its shareholders with Board members. Communications to Board members may be sent to the Company, to the attention of the Company's Chief Executive Officer, 26110 Enterprise Way, Lake Forest, California 92630, and such communications will be forwarded promptly to the Board member in question.

Director Compensation

        We pay fees of $3,000 per calendar-year quarter to each of our non-employee directors, and $1,000 for each Board or Committee meeting which is attended in person or telephonically. Additionally, we reimburse directors for their reasonable travel expenses to attend meetings.

        In 2001 our Company's Non-Employee Directors Stock Option Plan (the "Directors' Plan") was discontinued and our 2001 Restricted Stock Plan was implemented in lieu of the Director's Plan. Under the Director's Plan, each non-employee director was automatically granted a nonstatutory option to purchase 6,250 shares of Common Stock on the date of each annual meeting of stockholders at which each such non-employee director is reelected, provided that on such date, he or she has served on the Board of Directors for at least six months. Certain directors continue to hold options granted pursuant to the Directors' Plan.

        No options were exercised pursuant to the Directors' Plan in 2003.

        Our Company's Restricted Stock Plan provides for issuance to each director of 50,000 shares of Common Stock on the date of his or her appointment to the Board or his or her becoming eligible to participate in the Restricted Stock Plan. In 2001, the Board and shareholders confirmed grants of 50,000 shares of restricted Common Stock to the current directors of which one-half, or 25,000 shares, have vested as of the Record Date. An additional 12,500 shares will vest (i.e., become unrestricted) on May 21, 2004. The Restricted Stock Plan provides that upon a change of control all shares granted pursuant to the plan shall become immediately exercisable in full.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee currently consists of Messrs. Loshitzer and Ressler. One of our former officers, Richard S. Ressler, but no current officer, serves on the Compensation Committee. Mr. Ressler provides, and Mr. Loshitzer has provided, consulting services to the Company pursuant to consulting agreements that are disclosed below.

        Mr. Ressler's services as Chairman (and formerly as Chief Executive Officer) have been provided pursuant to a consulting agreement dated August 15, 1994 (amended as of August 16, 1997, August 31,

1997, August 31, 1998, August 31, 1999, August 31, 2000, August 31, 2001, August 31, 2002 and August 31, 2003) with Orchard Capital Corporation, Mr. Ressler's employer. Pursuant to that agreement, for Mr. Ressler's services Orchard was paid $20,000 per month up through and including August 15, 1996, and was paid $24,000 per month up until October 1, 2003, at which time Orchard voluntarily decreased its fee to $12,000 per month.

        In August, 1999, Orchard was granted options under the Company's 1993 Employee Stock Option Plan to purchase 225,000 shares of Common Stock at $2.50 per share. All of these options are currently vested and they expire in August, 2009.

        Commencing in 1999, Mr. Ressler became eligible to receive stock options under the Company's Non-Employee Director's Option Plan. He currently holds options to acquire 50,000 shares of Common Stock under the Plan. Additionally, Mr. Ressler participates in the Company's 2001 Restricted Stock Plan and has received a grant of 50,000 shares of restricted Common Stock, of which 25,000 shares are vested, and another 12,500 shares will become vested on May 21, 2004 and the balance on May 21, 2005.

        The compensation paid to Orchard pursuant to the consulting agreement and the amendments thereto was determined by the Compensation Committee and the Board of Directors based upon various subjective factors such as Mr. Ressler's responsibilities, qualifications, years of experience, individual performance, and perceived contributions to the Company.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth the beneficial ownership of Common Stock as of the Record Date, by each director, by each of the current executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.

Name(1)	Number of Shares Beneficially Owned	Approximate Percentage Owned(1)
Richard S. Ressler(2)	907,975	6.10%
W. Brian Kretzmer(3)	781,867	5.25%
James W. Dolan(4)	345,833	2.32%
Zohar Loshitzer(5)	93,750	*
Stephen Ross(6)	43,750	*
Steven F. Mayer(7)	43,750	*
All current directors and executive officers as a group (6 persons)(8)	2,216,925	14.89%

(*)
Designates less than 1%

(1)
The address for all executive officers and directors is c/o MAI Systems Corporation, 26110 Enterprise Way, Lake Forest, CA 92630. For each individual and group in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, plus shares acquirable within 60 days of the Record Date by such person or group, by the sum of 14,675,752 shares of Common Stock outstanding on the Record Date, plus the number of shares of Common Stock acquirable within 60 days of the Record Date by such person or group.

(2)
Includes 25,000 shares of Common Stock issuable upon exercise of options held by Mr. Ressler and 225,000 shares of Common Stock issuable upon exercise of options held by Orchard Capital Corporation, of which Mr. Ressler is the sole stockholder, each of which are currently exercisable. Also includes 9,375 shares of Common Stock issuable upon exercise of options held by Mr. Ressler which are exercisable within 60 days of the Record Date and 12,500 shares of restricted Common Stock held by Mr. Ressler which are due to become unrestricted within 60 days of the Record Date.

(3)
Includes 558,333 shares of Common Stock issuable upon exercise of options or warrants held by Mr. Kretzmer which are currently exercisable. Also includes 33,333 shares of Common Stock issuable upon exercise of options held by Mr. Kretzmer which are exercisable within 60 days of the Record Date and 62,500 shares of restricted Common Stock held by Mr. Kretzmer which are due to become unrestricted within 60 days of the Record Date.

(4)
Includes 216,666 shares of Common Stock issuable upon exercise of options held by Mr. Dolan which are currently exercisable. Also includes 16,666 shares of Common Stock issuable upon exercise of options held by Mr. Dolan which are exercisable within 60 days of the Record Date and 37,500 shares of restricted Common Stock held by Mr. Dolan which are due to become unrestricted within 60 days of the Record Date.

(5)
Includes 56,251 shares issuable upon exercise of options held by Mr. Loshitzer which are currently exercisable or are due to become unrestricted within 60 days of the Record Date. Also includes 12,500 shares of restricted Common Stock held by Mr. Loshitzer which are due to become unrestricted within 60 days of the Record Date.

(6)
Includes 6,250 shares issuable upon exercise of options held by Mr. Ross which are currently exercisable and 12,500 shares of restricted Common Stock held by Mr. Ross which are due to become unrestricted within 60 days of the Record Date.

(7)
Includes 6,250 shares issuable upon exercise of options held by Mr. Mayer which are currently exercisable and 12,500 shares of restricted Common Stock held by Mr. Mayer which are due to become unrestricted within 60 days of the Record Date.

(8)
Includes 1,575,833 shares currently issuable upon exercise of options or warrants held by directors, executive officers and employees or issuable upon exercise of options or warrants within 60 days of the Record Date, and 150,000 shares of restricted Common Stock which are due to become unrestricted within 60 days of the Record Date.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table shows, as to our Chairman, our Chief Executive Officer, and one other executive officer who served during the last fiscal year, information concerning all compensation paid for services in all capacities during the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards		Securities Underlying Options (#)	All Other Comp. ($)
Richard S. Ressler(1) Chairman	2003 2002 2001	$252,000 288,000 288,000	(2) (2)	$0 0 0	$0 0 0	12,500 12,500 0	(3)	6,250 6,250 6,250	$0 0 0
W. Brian Kretzmer(4) Chief Executive Officer & President	2003 2002 2001	$240,000 240,000 240,000		$55,000 0 168,000	0 0 0	62,500 62,500 0	(5)	0 100,000 0	0 0 0
James W. Dolan(6) Chief Financial and Operating Officer	2003 2002 2001	$200,000 200,000 198,050		$40,000 0 112,000	0 0 0	37,500 37,500 0	(7)	0 50,000 100,000	0 0 0

Footnotes to Table:

(1)
Mr. Ressler is an employee of Orchard Capital Corporation, which provides his services to us through a consulting agreement.

(2)
A portion of Mr. Ressler's 2002 and 2003 compensation has been accrued and not yet paid.

(3)
Mr. Ressler presently holds 25,000 shares of vested restricted stock as of December 31, 2003.

(4)
Mr. Kretzmer was appointed to the position of Chief Executive Officer effective August 2, 1999 and he assumed the position of Chief Financial Officer effective August 17, 1999 (Mr. Kretzmer subsequently resigned as Chief Financial Officer on March 24, 2000 when Mr. Dolan was elected to this position). He assumed the position of President effective September 10, 2000.

(5)
Mr. Kretzmer presently holds 125,000 shares of vested restricted stock as of December 31, 2003.

(6)
Mr. Dolan was appointed to the position of Chief Financial Officer effective March 24, 2000 and to the position of Chief Operating Officer effective March 10, 2001. Previously, from September 1999 through March 2000 he served as our Vice President, Finance.

(7)
Mr. Dolan presently holds 75,000 shares of vested restricted stock as of December 31, 2003.

Options Granted in Last Fiscal Year

        The following table sets forth certain information regarding grants of stock options made during the fiscal year ended December 31, 2003 to the Company's chairman and executive officers named in the Summary Compensation Table:

Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Number of Securities Underlying Options Granted(2)
% of Total Options Granted In Fiscal Year(3)
Name			Exercise Price ($/Share)(4)	Expiration Date	5% ($)	10% ($)
Richard Ressler	N/A	N/A	N/A	N/A	N/A	N/A
W. Brian Kretzmer	N/A	N/A	N/A	N/A	N/A	N/A
James Dolan	N/A	N/A	N/A	N/A	N/A	N/A

(1)
Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not represent an estimate by the Company of future stock price growth.

(2)
There were no stock options granted by us in 2003.

(3)
Options are granted at an exercise price equal to the market value of the Common Stock as listed on the OTC Bulletin Board.

(4)
The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already-owned shares or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        No options were exercised by any of the executive officers during the year ended December 31, 2003. The value of the options held at the end of the year are set forth in the following table:

VALUE OF UNEXERCISED STOCK OPTIONS AT END OF YEAR

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)			Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(1)
Name
	Exercisable		Unexercisable	Exercisable	Unexercisable
Richard S. Ressler	259,376	(2)	15,626	$0.00	$0.00
W. Brian Kretzmer	558,333	(3)	66,667	$0.00	$0.00
James W. Dolan	183,334		66,666	$0.00	$0.00

(1)
Market value of underlying securities at fiscal year end ($0.14 per share), minus the exercise price.

(2)
Includes 225,000 options that were granted to Orchard Capital Corporation, Mr. Ressler's employer, at $2.50 per share, which expire in August 2009.

(3)
Includes 225,000 warrants issued to Mr. Kretzmer in May 2000 which have a ten year term with an exercise price of $0.56 per share. The exercise price of these warrants will increase with the fair market value of Common Stock when the fair market value exceeds $2.81 per share.

Employment Contracts and Change of Control Arrangements

        We currently have no employment contracts with any of our executive officers named in the Summary Compensation Table above (but we do have a consulting agreement with Orchard Capital Corporation which supplies the services of Richard S. Ressler, our Chairman). (See "Compensation Committee Interlocks and Insider Participation.") Our 1993 Employee Stock Option Plan and Non-Employee Directors' Stock Option Plan each provide that upon a change of control all options granted pursuant to the plans shall become immediately exercisable in full. There are similar provisions in effect for warrants and restricted stock granted to officers and directors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

General

        The policy of the Company regarding the compensation of its executive officers is to maintain a total compensation program which would retain the services of key executives and (a) assure the availability of their skills for the benefit of the Company, (b) secure to the Company freedom from competition by such persons within reasonable and lawful limits, and (c) provide appropriate base compensation, benefits, and financial incentives through bonus, severance and other employment-related programs. The Compensation Committee of the Board of Directors recommends, subject to the Board's approval, executive compensation, including the compensation of the Chairman and the Chief Executive Officer. The Compensation Committee or the Board of Directors determines and approves stock option grants for all employees, including the Chief Executive Officer. The Committee currently comprises two non-employee directors, one of whose services are provided pursuant to a consulting agreement between MAI and his employer.

Compensation Philosophy

        The Company operates in the highly competitive and rapidly changing high technology industry. The goals of the Company's compensation program are to align compensation with the Company's overall business objectives and performance, to foster teamwork, and to enable the Company to attract, retain and reward employees who contribute to its long-term success. The Committee also seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment.

Compensation Components

        Compensation for the Company's executive officers generally consists of salary, annual incentive, and stock option and restricted stock awards. The Committee assesses past performance, anticipated future contributions and various subjective factors such as their responsibilities, qualifications, and years of experience in establishing the total amount and mix of each element of compensation.

        Salary.    The salaries of the executive officers are determined annually by the Compensation Committee based upon various subjective factors such as the executive's responsibilities, position, qualifications, years of experience, and individual performance. In no such case does the Committee undertake a formal survey of analysis of compensation paid by other companies.

        Annual Incentive.    The Committee annually reviews and approves an executive compensation plan. A target, expressed as a percentage of salary, is established for each corporate officer, based on the scope of his or her responsibility. Actual payment is computed as a percentage of that target based on the Company's performance in achieving specified objectives, and the individual performance of executives.

        Stock Options, Warrants and Restricted Stock.    Stock option, warrants and restricted stock awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option, warrant and restricted stock grants subject to vesting periods (usually over a three or four-year period) to retain executives and encourage sustained contributions. The exercise price of options and warrants, or the issue price in relation to restricted stock, is the market price on the date of grant.

        The Company is subject to Section 162(m) of the Internal Revenue Code, adopted in 1993, which limits the deductibility of certain compensation payments to its officers. The Company does not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Company does not currently have any non-deductible compensation plans. The Company believes that any compensation expense incurred in connection with the exercise of stock options granted under its 1993 Employee Stock Option Plan will continue to be deductible as performance-based compensation.

        In awarding stock options to its corporate level executive officers, the Committee considers the executive's performance as well as options previously granted when determining additional option awards. The Committee does not currently have a targeted percentage of equity ownership for executives.

Compensation of Chairman

        Richard Ressler's services as Chairman (and formerly as Chief Executive Officer) have been provided pursuant to a consulting agreement dated August 15, 1994 (amended as of August 16, 1997, August 31, 1997, August 31, 1998, August 31, 1999, August 31, 2000, August 31, 2001, August 31, 2002 and August 31, 2003) with Orchard Capital Corporation, Mr. Ressler's employer. Pursuant to that agreement, Orchard was paid $24,000 per month up through and including September 30, 2003, at which time this amount was voluntarily reduced to $12,000 per month, for the balance of the term through August 31, 2004.

        In August 1994, Orchard was granted warrants to purchase up to 625,000 shares of the Company's Common Stock at $1.90 per share (which Orchard immediately transferred to Mr. Ressler). Mr. Ressler exercised 157,895 of these warrants in September 1997. The remainder of the $1.90 warrants expired on August 14, 2003 (these warrants were originally scheduled to expire on August 14, 1999, but the Committee approved two extensions). In March 1997, Orchard was issued warrants to purchase up to 50,000 shares of Common Stock at $7.50 per share (which it immediately transferred to Mr. Ressler). In order for the Company to raise equity capital, the exercise price of these warrants was adjusted to $3.04 on September 12, 1997 and the warrants were subsequently exercised. In August, 1999, Orchard was granted options under the Company's 1993 Employee Stock Option Plan to purchase 225,000 shares of Common Stock at $2.50 per share. One-third of these options became exercisable on each of the first three anniversaries of the grant, and the options expire in August, 2009.

        Commencing in 1999, Mr. Ressler became eligible to receive stock options under the Company's Non-Employee Director's Option Plan. He currently holds options to acquire 50,000 shares of Common Stock under the Plan. Additionally, Mr. Ressler participates in the Company's 2001 Restrictive Stock Plan and has received a grant of 50,000 shares of restricted Common Stock, of which 25,000 shares have vested.

Compensation of Chief Executive Officer

        The Company considers that the compensation level of the Chief Executive Officer should be comparable to those companies in the computer software and services peer group (including certain peer companies that are included in the S&P Application Software composite index). Based upon these factors, the Committee determined that Brian Kretzmer should receive a base salary of $240,000. For fiscal 2003, a range of between 24% to 70% of Mr. Kretzmer's salary could be earned as a bonus for achieving from 85% to over 120% of the EBITDA (Earnings Before Income Taxes, Depreciation and Amortization) objective. Because these goals were not achieved no incentive compensation was paid with respect to Mr. Kretzmer pursuant to the plan based on 2003 performance. However, the Board, based upon the Committee's recommendation, awarded a special bonus of $90,000 in the aggregate to Mr. Kretzmer and the Company's Chief Financial and Operating Officer, James W. Dolan, for other achievements during 2003. Additionally, Mr. Kretzmer participates in the Company's 2001 Restrictive Stock Plan and has received a grant of 250,000 shares of restricted Common Stock, of which 125,000 shares have vested.

Respectfully submitted,

Zohar Loshitzer, Chairman
Richard S. Ressler

Date: March 25, 2004

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all current members of the Committee are "independent", as required by the listing standards of the American Stock Exchange.

        The Committee operates pursuant to a Charter that was adopted by the Board on June 12, 2000, and amended and restated on March 15, 2001 and again on March 25, 2004. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

        In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent".

        Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

Date: March 25, 2004

                      Respectfully submitted,

                      Steven F. Mayer
                      Stephen Ross

PERFORMANCE GRAPH

        Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the S&P 500 Index and the S&P Computer Systems Index for the period commencing January 1, 1999 and ending December 31, 2003. The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 as amended (the "Securities Act") or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG MAI SYSTEMS CORPORATION, THE S & P 500 INDEX
AND THE S & P APPLICATION SOFTWARE INDEX

*$100 invested on 12/31/98 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

PROPOSAL 2

TO APPROVE THE MANAGEMENT EQUITY/CONVERSION TRANSACTION

Overview of Management Led Equity Investment and Investor Group Debt Conversion (the "Management Equity/Conversion Transaction")

        CSA is the holder of 2,433,333 shares of the Company's common stock and $3,694,156 of Company indebtedness. An investor group, consisting of certain members of senior management (Mr. Ressler, Mr. Dolan and Mr. Kretzmer) and certain third parties ("Investor Group"), has agreed to acquire CSA's equity position and most of the aforementioned Company indebtedness from CSA. CSA will retain $500,000 of Company indebtedness after the closing of the transaction. CSA has agreed to this transaction in principle, subject to execution of definitive agreements. Subject to shareholder approval, and after execution of definitive agreements with CSA, the Investor Group will convert the Company indebtedness of $3,194,156 acquired from CSA for 31,941,560 shares of the Company's common stock based upon a conversion price of $0.10 per share, and will invest $1,000,000 of new cash proceeds into the Company in a private placement at $0.10 per share and receive 10,000,000 shares of the Company's common stock. The Company's common stock to be issued in the Management Equity/Conversion Transaction is subject to certain terms and conditions, including the fact that it will initially be 'restricted' stock, not available for sale. The composition of the Investor Group is set forth in the table below under "Interests of Certain Persons in the Management Equity/Conversion Transaction—Change of Control."

Rationale for Management Equity/Conversion Transaction

  •
  The Company has immediate and substantial working capital needs. Consolidated cash balance was $664,000 as of December 31, 2003 and $243,000 as of February 29, 2004. Consolidated monthly payroll alone approximates $1 million. The conversion will reduce the current portion of the Company's long-term indebtedness by approximately $2.8 million.

  •
  The Company has made repeated attempts over a significant period of time to raise capital from a variety of other sources and has been unsuccessful in its attempts to date to do so on acceptable terms.

  •
  Currently, the Company is not in compliance with several of its material debt covenants, and, to date, has received waivers of compliance with such covenants, but has no guarantee from its lenders that they will waive such covenants in the future, or if waived, whether such lenders will, as a condition to such waivers, make demands upon the Company which it may be forced to accept.

  •
  Conversion will strengthen the balance sheet, reduce debt service costs and help alleviate some of the concerns held by current and prospective clients regarding the Company's long term viability.

  •
  Strengthening of the balance sheet will also serve to mitigate the liquidity concerns of the Company's auditors as set forth in the Company's audited financial statements.

  •
  Once the financing is in place, management can again focus on enhancing the Company's profitability.

Special Committee of the Board of Directors and Fairness Opinion

        In view of the possible conflicts of interest involved in this type of transaction, our Board of Directors unanimously decided that it would be advisable to form a special committee of independent members of the Board consisting of Messrs. Mayer and Ross, with Mr. Ross as the Chairman of the Special Committee, to evaluate such proposal and to assess whether the proposal is in the best interests of the Company's shareholders. Neither of these directors are employed by or affiliated with MAI or the Investor Group or any of their affiliates (except in the capacity as a director of MAI). However, Mr. Ross' son is an employee (but not an executive officer) of CIM Group, an affiliate of the Company. The Board determined that it would be prudent for the Special Committee to retain an independent financial advisor and independent legal counsel to assist in reviewing any proposal by the Insider Group.

        Through a unanimous written consent adopted on August 6, 2003, the Board formally authorized and empowered the Special Committee to consider and negotiate the Management Equity/Conversion Transaction, and determine if such transaction would be fair to and in the best interest of the Company's shareholders. The Board further authorized the Special Committee to retain an independent financial advisor and independent legal counsel to assist it in its review of such transaction.

        Between August 6, 2003 and September 2, 2003, the Special Committee interviewed several financial advisors. On September 2, 2003, the Special Committee formally retained Marshall & Stevens to provide a fairness opinion pertaining to the Management Equity/Conversion Transaction. During the subsequent weeks, the Special Committee commenced the process of retaining independent legal counsel and interviewed several possible legal advisors. The Special Committee interviewed Rutan & Tucker, LLP, Costa Mesa, California on February 27, 2004 and retained this firm on March 1, 2004. On March 1, 2004, the Special Committee and its financial and legal advisors commenced discussions concerning the various aspects of the Management Equity/Conversion Transaction. The Special Committee and representatives of Marshall & Stevens met with management of MAI to obtain and discuss financial and other information concerning the Company and the proposed Management Equity/Conversion Transaction. On March 5, 2004, the Special Committee and its independent legal counsel met with representatives in the Los Angeles office of Marshall & Stevens and discussed the status of Marshall & Stevens' evaluation of MAI. They discussed Marshall & Stevens' preliminary report on the progress of its due diligence review to date and preliminary views concerning the various aspects of the proposed Management Equity/Conversion Transaction. During the course of the presentation, the Special Committee raised numerous questions and requested additional information and analysis, each of which was responded to by Marshall & Stevens and legal counsel.

        During a subsequent meeting of the Special Committee on March 19, 2004, Marshall & Stevens conducted a detailed presentation of its analysis performed in preparing its fairness opinion and also submitted for review by the Committee a draft form of its fairness opinion. Following a lengthy discussion and after reviewing various factors that had been discussed over the past several weeks, the Special Committee voted unanimously to approve the Management Equity/Conversion Transaction, subject to the receipt of the final fairness opinion from Marshall & Stevens in form and content acceptable to the Special Committee.

        On March 23, 2004, the Special Committee made a presentation to the full Board. The Board reviewed Marshall & Stevens's presentation to the Special Committee and the draft form of its fairness opinion. The Board asked questions and received answers regarding the Management Equity/Conversion Transaction from the Special Committee and representatives of MAI. The Special Committee advised the Board that it had approved the Management Equity/Conversion Transaction, subject to the receipt of the final fairness opinion from Marshall & Stevens in form and content acceptable to the Special Committee, and recommended to the Board that the Board approve the Management Equity/Conversion Transaction. After extensive consideration and discussion, the Board (with Richard S. Ressler recusing himself), subject to the receipt of the final fairness opinion from Marshall & Stevens in form and content acceptable to the Special Committee, unanimously adopted the Special Committee's resolutions authorizing the Management Equity/Conversion Transaction based on the Special Committee's determination that the Management Equity/Conversion Transaction was fair and in the best interests of MAI's shareholders.

Financial Analysis Performed By Marshall & Stevens

        The following paragraphs summarize the financial analyses performed by Marshall & Stevens in connection with the rendering of its fairness opinion. The summary does not represent a complete description of the analyses performed by Marshall & Stevens. THE FULL TEXT OF THE FORM OF MARSHALL & STEVENS OPINION, DATED AS OF MARCH 30, 2004, IS ATTACHED AS APPENDIX D. MAI'S SHAREHOLDERS ARE URGED TO READ THE MARSHALL & STEVENS OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN AND OPINION RENDERED BY MARSHALL & STEVENS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. No limitations were imposed by MAI, its Board or the Special Committee on the scope of Marshall & Stevens's investigation or the procedures to be followed by Marshall & Stevens in rendering its opinion. Marshall & Stevens was requested to opine on the issue of whether the consideration of $0.10 per share of common stock offered in the Management Equity/Conversion Transaction is fair to the public shareholders of MAI (exclusive of the Investor Group), from a financial point of view pursuant to the terms and conditions set forth in their opinion. The Marshall & Stevens opinion was for the use and benefit of the Special Committee and the Board in connection with its consideration of the Management Equity/Conversion Transaction. Marshall & Stevens was not requested to opine as to, and its opinion does not address, MAI's underlying business decision to proceed with or effect the Management Equity/Conversion Transaction. Further, Marshall & Stevens was not asked to consider, and its opinion does not address, the relative merits of the Management Equity/Conversion Transaction as compared to any alternative business strategy that might exist for MAI or its shareholders.

        In arriving at its opinion, Marshall & Stevens relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and Marshall & Stevens further relied upon the assurances of MAI management that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the preliminary financial projections utilized, Marshall & Stevens assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which it could form an opinion. Marshall & Stevens did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of MAI. Marshall & Stevens assumed that the Management Equity/Conversion Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. Marshall & Stevens also assumed, with MAI's consent, that the Management Equity/Conversion Transaction will be consummated substantially in accordance with the terms described to Marshall & Stevens and as generally set forth in the draft documents provided to them which describe the Management Equity/Conversion Transaction, without any further amendments thereto, and without waiver by MAI of any of the conditions to any obligations set forth therein.

        The Marshall & Stevens opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 26, 2004. Accordingly, although subsequent developments may affect its opinion, Marshall & Stevens has not assumed any obligation to update, review or reaffirm its opinion. The estimates contained in Marshall & Stevens's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Marshall & Stevens's analyses and estimates are inherently subject to substantial uncertainty.

        Marshall & Stevens presented six different factors in its financial analysis supporting its opinion: (1) current and historical market price of MAI's stock price; (2) MAI's going concern value; (3) MAI's earnings value (earnings times an appropriate multiplier); (4) discounted cash flow (net present value of projected cash flows); (5) net asset value (liquidation value); and (6) net book value. Each of these factors was analyzed in comparison with similar companies to MAI and similar transactions to the Management Equity/Conversion Transaction. The different factors are summarized below:

        Historical Market Price Analysis.    Marshall & Stevens utilized a historical stock price analysis to review and compare MAI's stock performance to the price offered by the Investor Group. In addition, Marshall & Stevens reviewed the liquidity of MAI's shares in the public trading markets and the daily closing market price and trading volume of MAI's shares for the six-month period ended March 18, 2004. While the 30 day and 180 day average price of $.18 and $.14 per share, respectively, were higher than the consideration price offered by the Investor Group of $.10 per share, Marshall & Stevens concluded that trading of MAI stock on the OTC Bulletin Board may not reflect the 'fair price' of the stock because of the thin trading market, wide bid-ask spread and large volatility in historical MAI stock prices. Additionally, Marshall & Stevens noted that the shares being issued to the Insider Group as part of the Management Equity/Conversion Transaction are restricted securities that are unregistered and not able to be traded in the public marketplace. Based upon various restricted stock studies, Marshall & Stevens believes that marketability discounts for closely held or restricted securities can be significant and may range on average between 25% to 45%.

        Going Concern Value.    Marshall & Stevens reviewed various projections provided by the Company that assume that MAI is a 'going concern' based upon the current status of the Company. Marshall & Stevens analyzed the reasonableness of the projections based on the Company's historical performance, current financial conditions and industry research.

        Earnings Value.    Marshall & Stevens reviewed MAI's revenues and EBITDA and applied certain multipliers to come to a valuation for the Company. Factors considered in this analysis included the size of the Company in terms of revenues and assets, declining revenues and profitability, financial distress in terms of negative working capital and non-compliance with debt covenants, the absence of highly comparable public companies similar to MAI, and the fact that MAI is in a highly competitive software and IT consulting industry. Based on this analysis, the Investor Group's consideration price of $.10 per share was determined to be reasonable.

        Discounted Cash Flow Value.    Based upon management forecasts, Marshall & Stevens developed projected cash flows that were discounted at a weighted cost of capital of 20%, which Marshall & Stevens believed to be appropriate for the Company and its industry. The implied enterprise value was determined to be lower than the value represented by the Investor Group's consideration price of $.10 per share.

        Net Asset Value (Liquidation Value).    Marshall & Stevens concluded that the total debt of the Company likely exceeds any asset value upon liquidation, leaving little if any value to equity holders in liquidation. Based upon this determination, the value represented by the Investor Group's consideration price of $.10 per share was significantly greater than the net asset value of the Company.

        Net Book Value.    Marshall & Stevens determined that in valuing MAI on a net book value the Company has a negative book value, and, therefore, the value represented by the Investor Group's consideration price of $.10 per share was significantly greater than the net book value of the Company.

        Other Factors.    Marshall & Stevens reviewed management's information with regards to its prior unsuccessful attempts to sell, finance and restructure MAI.

        Based upon its review, Marshall & Stevens concluded in its opinion that as of the date of its opinion that, "the consideration of $0.10 per share of Common Stock to be offered in the Management Equity/Conversion Transaction is fair to the public shareholders of MAI (exclusive of the Investor Group), from a financial point of view" pursuant to the terms and conditions set forth in their opinion.

        While the foregoing summary describes all material analyses and factors reviewed by Marshall & Stevens, it does not purport to be a complete description of the presentations by Marshall & Stevens to the Special Committee or the analyses performed by Marshall & Stevens in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the opinion. In addition, Marshall & Stevens may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Marshall & Stevens's view of the actual value of MAI. In performing its analyses, Marshall & Stevens made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MAI. The analyses performed by Marshall & Stevens are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses performed were prepared solely as part of Marshall & Stevens's analysis of the fairness of the Management Equity/Conversion Transaction, from a financial point of view, to the shareholders of MAI, and were provided to the Special Committee solely in connection with the delivery of the Marshall & Stevens opinion. The engagement letter between the Special Committee and Marshall & Stevens provides that Marshall & Stevens will be paid a non-refundable cash fee plus out-of-pocket expenses, and that the Company will indemnify Marshall & Stevens against certain liabilities, including liabilities under the federal securities laws. Marshall & Stevens' fee is not contingent on its opinion relating to the Management Equity/Conversion Transaction or approval of the transaction by the Company's shareholders.

Disclosure of Financial Interests of Special Committee Members

        As of March 1, 2004, the Special Committee members each held options to purchase 12,500 shares of MAI common stock and each are the beneficial owners of 50,000 shares of MAI common stock. Mr. Ross' son is employed by (but not an executive officer of) CIM Group, an affiliate of the Company.

Company Indebtedness after the Management Equity/Conversion Transaction

        After the closing of the Management Equity/Conversion Transaction, the Company's long term secured indebtedness will be as follows (based upon outstanding balances as of March 1, 2004):

        WAMCO (successor-in-interest to Coast Business Credit): $1,223,000

        Canyon Capital Advisors LLC group: $5,662,000

        CSA Private Limited: $500,000

        Totals: $7,385,000

The total amount of long term indebtedness after the closing of the Management Equity/Conversion Transaction represents a reduction of indebtedness of approximately $3.2 million.

Interests of Certain Persons in the Management Equity/Conversion Transaction—Change of Control

        After the closing of the Management Equity/Conversion Transaction, the Company's outstanding shares of common stock will be increased from 14,675,752 to 56,617,312. As a companion proposal, Proposal 3 herein, subject to shareholder approval, the Company's authorized capital stock will be increased by 75,000,000 shares to accommodate the Management Equity/Conversion Transaction.

        In considering the Management Equity/Conversion Transaction and the fairness of the consideration to be received in the Management Equity/Conversion Transaction, you should be aware that certain of our executive officers and directors have interests in the Management Equity/Conversion Transaction which are described below and which may present them with certain actual or potential conflicts of interest. As of March 26, 2004, the directors and executive officers participating in the Investor Group beneficially owned 2,031,770 MAI shares, or approximately 13.67% of the outstanding shares of Common Stock, which includes 1,202,345 shares issuable upon exercise of outstanding stock options and warrants that are or will be exercisable by May 25, 2004. After completion of the Management Equity/Conversion Transaction, the Insider Group together will own more than a majority of the outstanding MAI shares and, if acting together, will be able to control all matters requiring approval of MAI's shareholders, including the election of directors. The ownership position of senior management, including officers and directors, and other members of the Investor Group will increase from 2,709,525 shares, or 18.5% of the 14,675,752 outstanding shares, to 47,084,418 shares, or 83.2% of the outstanding shares. The increased share ownership by the Investor Group will result in majority control by the Investor Group and represents a 'change in control' of the Company's ownership.

        The following table sets forth the beneficial ownership of Common Stock after the closing of the Management Equity/Conversion Transaction, by each participating director, executive officer and the other participating party, and by the Investor Group as a whole:

Name	Number of Shares Beneficially Owned	Approximate Percentage Owned(1)
Investor Group—Individual Ownership:
Canyon Capital Advisors LLC group	1,655,100	2.92%
Richard S. Ressler	866,100	1.56%
W. Brian Kretzmer	686,033	1.21%
James W. Dolan	291,667	0.52%

Sub-total of Investor Group Individual Ownership	3,518,900	6.21%
Investor Group—Group Ownership(2):	44,374,893	78.38%

Totals:	47,893,793	84.59%

(1)
For each individual and group in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, plus shares acquirable on the Record Date by such person or group, by the sum of 14,675,752 shares of Common Stock outstanding on the Record Date, plus the number of shares of Common Stock acquirable on the Record Date by such person or group. In addition, individual beneficial ownership will be increased by each individual's proportional interest in the Investor Group. At this time, such proportional interest is not yet finalized, but for the three named individuals this is anticipated to be no less than 62.5% in the aggregate.

(2)
Of this amount, 41,941,560 shares will be restricted shares.

Future Plans for MAI's Business

        The Investor Group has advised our Board that, assuming completion of the Management Equity/Conversion Transaction, they have no present intention of causing us to change our fundamental business, to sell or otherwise dispose of us or all or any material part of our business, or to merge, liquidate or otherwise wind-up our business. Nevertheless, the Investor Group may initiate a review of our assets, corporate structure, capitalization, tax status, operations, properties and personnel to determine what changes, if any, would be desirable to enhance our operations and increase shareholder value following completion of the Management Equity/Conversion Transaction. It is anticipated that the persons who are presently our officers will continue in their same positions following completion of the Management Equity/Conversion Transaction.

Impact of the Management Equity/Conversion Transaction on the Company's Shareholders

        Of the 56,617,312 shares of Common Stock outstanding after the closing of the Management Equity/Conversion Transaction, excluding the shares to be issued to the Investor Group through the private placement and conversion of the Company indebtedness acquired from CSA, 14,675,752 shares are, or will be, freely tradable without restriction, unless held by our affiliates. The remaining 41,941,560 shares of common stock held by the Investor Group or existing stockholders are restricted securities and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. Existing shareholders will experience significant dilution from the sale of shares of our Common Stock in the private placement to the Investor Group and from the conversion of the Company indebtedness acquired by the Investor Group. As a result, our net income per share is likely to decrease in future periods, and the market price of our common stock could decline significantly.

        The net tangible net book value of the Company as of December 31, 2003 was a deficit of $17,408,000 or ($1.20) per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock at that date. After giving effect to the Management Equity/Conversion Transaction, the Company's pro forma net tangible book value at December 31, 2004 would have been a deficit of $13,361,000 or ($0.24) per share.

        As a result of the transactions contemplated by this Proposal 2, the Company may be viewed as less likely to be the target of a tender offer or other takeover attempt due to the concentration of ownership in the hands of existing management.

Pro Forma Financial Information Showing Effect of Management Equity/Conversion Transaction

        The unaudited pro forma consolidated balance sheet set forth below give effect to the Management Equity/Conversion Transaction as if it had occurred on December 31, 2003. The unaudited pro forma consolidated statement of operations gives effect to the Management Equity/Conversion Transaction as if it had occurred on January 1, 2003. The pro forma financial information does not purport to represent what the Company's financial position or results of operations would have actually been had the Management Equity/Conversion Transaction occurred at such dates or to project the Company's financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from anticipated cost savings or revenue growth from the Management Equity/Conversion Transaction.

        The pro forma adjustments do not include the effect of purchase accounting adjustments that ultimately may be recorded in connection with the Management Equity/Conversion Transaction. If purchase accounting were to be applied to this transaction, the Company's Stockholders' Deficiency would be reduced and intangible assets would be increased by approximately $15 million each, the amount of which would be subject to a third party valuation. Additionally, the Company would be required to amortize any identifiable intangible assets recorded in connection with purchase accounting over their respective useful lives which would reduce pro forma net income and income per share in the future.

Incorporation by Reference of Financial Information Required by Item 13(a) of SEC Schedule 14A

        A copy of the Company's Annual Report to Stockholders for its fiscal year ended December 31, 2003, accompanies this Proxy Statement. The information required by Item 13(a) of SEC Schedule 14A that is contained in the Company's Annual Report, including the Company's financial statements and other information responsive to Items 302 through 305 of Regulation S-X, are hereby incorporated by reference in this Proxy Statement.

Required Vote and Recommendation

        Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present. Broker non-votes, however, will not be counted either in favor of or against the proposal, but abstentions will be considered as having voted against the Proposal.

  THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2, TO APPROVE THE MANAGEMENT EQUITY/CONVERSION TRANSACTION

PRO FORMA CONSOLIDATED BALANCE SHEET

As of December 31, 2003

(UNAUDITED)

	Historical	Pro Forma Adjustments	Pro Forma
		(1)
ASSETS
Current assets:
Cash	$664	$1,000	$1,664
Receivables, less allowance for doubtful accounts	1,313	—	1,313
Inventories, net	47	—	47
Prepaids and other assets	814	—	814

Total current assets	2,838	1,000	3,838
Furniture, fixtures and equipment, net	758	—	758
Intangibles, net	2,876	—	2,876
Other assets	58	—	58

Total assets	$6,530	$1,000	$7,530

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Current portion of long-term debt	$3,646	(2,800)	$846
Accounts payable	904	—	904
Customer deposits	2,334		2,334
Accrued liabilities	3,059	(747)	2,312
Income taxes payable	85	—	85
Unearned revenue	3,209	—	3,209

Total current liabilities	13,237	(3,547)	9,690
Long-term debt	7,135	500	7,635
Other liabilities	690	—	690

Total liabilities	21,062	(3,047)	18,015

Stockholders' deficiency:
Preferred Stock	—		—
Common Stock	152	40	192
Additional paid-in capital	218,112	4,007	222,119
Accumulated other comprehensive income:
Minimum pension liability	(1,005)	—	(1,005)
Foreign currency translation	(2)	—	(2)
Unearned compensation	(53)	—	(53)
Accumulated deficit	(231,736)	—	(231,736)

Total stockholders' deficiency	(14,532)	4,047	(10,485)

Total liabilities and stockholders' deficiency	$6,530	$1,000	$7,530

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2003

(UNAUDITED)

(In thousands, except per share data)

	Historical	Pro Forma Adjustments	Pro Forma
		(2)
Revenue:
Software	$3,855	—	$3,855
Network and computer equipment	485	—	485
Services	15,006	—	15,006

Total revenue	19,346		19,346
Direct costs:
Software	587	—	587
Network and computer equipment	370	—	370
Services	4,563	—	4,563

Total direct costs	5,520		5,520
Gross profit	13,826	—	13,826
Selling, general and administrative expenses	9,596	—	9,596
Research and development costs	2,828	—	2,828
Amortization of intangibles	—	—	—
Other operating income	(200)	—	(200)

Operating income	1,602		1,602
Interest income	2	—	2
Interest expense	(1,219)	352	(867)
Other non-operating expense	(81)	—	(81)

Income from continuing operations	304	352	656
Income taxes benefit	103	—	103

Net income	$407	$352	$759

Income per share:
Basic income per share	$0.03	$0.01	$0.01

Diluted income per share	$0.03	$0.01	$0.01

Weighted average common shares used in determining income per share:
Basic	14,538	41,942	56,480

Diluted	14,838	41,942	56,780

PROPOSAL 3

APPROVAL OF AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

General

        Under the Company's present capital structure, the Company is authorized to issue 24,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. The Board believes the number of authorized shares of Common Stock is inadequate for the present and future needs of the Company. Therefore, the Board has unanimously approved an amendment of the Company's Amended and Restated Articles of Incorporation to increase the aggregate number of shares of Common Stock authorized for issuance by 75,000,000 shares, to an aggregate of 99,000,000 shares authorized. The text of the forms of proposed amendment to our articles of incorporation is attached to this proxy statement as Appendix B.

        The authorization of an additional 75,000,000 shares of Common Stock will allow the Company to convert $3,194,156 of Company indebtedness to shares of 31,941,560 Common Stock as called for by Proposal 2, and still provide a reserve of 42,382,688 additional shares of Common Stock to general corporate purposes. This increase gives the Board the ability to issue such shares of Common Stock from time to time as the Board deems necessary. The Board of Directors, however, believes that if an increase in the authorized number of shares of Common Stock were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of the Company's shareholders at that time could significantly impair the Company's ability to consummate an acquisition or to meet financing requirements or other objectives. The additional Common Stock would be available for issuance by the Board without any future action by the shareholders, unless such action were specifically required by the Company's Amended and Restated Certificate of Incorporation, applicable law or the rules of any stock exchange or quotation system on which the Company's securities may then be listed.

        The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's shareholders, depending upon the exact nature and circumstances of any actual issuances of the authorized shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by the Company could have an effect on the potential realizable value of a shareholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of the Company's outstanding shares of Common Stock caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's capital stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a shareholder's investment could be adversely affected.

Required Vote and Recommendation

        Approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (e.g. a total of at least 7,337,876 shares). Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present. Abstentions and broker non-votes, however, have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3, THE AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK BY 75,000,000

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE 2001 RESTRICTED STOCK PLAN

General

        At the Annual Meeting, the stockholders are being asked to ratify an amendment to the Company's 2001 Restricted Stock Plan (the "2001 Restricted Stock Plan"), in order to provide for an increase in the authorized shares from 1,250,000 to 5,500,000 restricted shares of Common Stock to officers, directors and consultants of the Company. The text of the proposed amended and restated 2001 Restricted Stock Plan is set out in Appendix C.

        The 2001 Restricted Stock Plan is structured to allow the Board of Directors, the Compensation Committee or other authorized committee designated by the Board of Directors broad discretion in determining the participants and the extent of their participation in the 2001 Restricted Stock Plan for the purposes of attracting, retaining and motivating the best available talent for the successful conduct of the Company's business.

Summary of the 2001 Restricted Stock Plan

        The essential features of the 2001 Restricted Stock Plan are outlined below.

  Purpose

        The purposes of the 2001 Restricted Stock Plan are to advance the interests of the Company and its stockholders by providing significant incentives to selected officers and directors of the Company who contribute and are expected to contribute to the success of the Company.

  Eligibility

        Key management, officers and directors whom the Board of Directors, the Compensation Committee or other committee designated by the Board of Directors to administer the 2001 Restricted Stock Plan deems to be of special importance to the growth and success of the Company are eligible participants in the plan.

  Administration

        The 2001 Restricted Stock Plan is administered by the Board of Directors, the Compensation Committee or such other committee (which are collectively referred to herein as the "Committee") as may be appointed by the Board of Directors of the Company, which committee shall consist of not less than two members, all of whom are members of the Board of Directors. The Committee shall have full and final authority (i) to interpret the 2001 Restricted Stock Plan and option agreements promulgated thereunder; (ii) establish rules and regulations concerning the 2001 Restricted Stock Plan; (iii) make all determinations necessary or advisable for the administration of the 2001 Restricted Stock Plan; and (iv) correct defects or inconsistencies between any option agreements and the 2001 Restricted Stock Plan. Committee members receive no additional compensation for their services in connection with the 2001 Restricted Stock Plan, but do receive the fee of $1,000 for every Compensation Committee meeting they attend. See "Election of Directors-Director Compensation."

  Restricted Stock

        The 2001 Restricted Stock Plan permits the granting of restricted shares of the Common Stock of the Company. The shares will be issued as "restricted stock" within the meaning of Rule 144 of the Securities Act of 1933, as amended. The Committee shall have the discretion to determine what terms and conditions shall apply, including the imposition of a vesting schedule.

        Under this amended 2001 Restricted Stock Plan, in the event of termination of a recipient's employment all unvested restricted shares therefore awarded under this amended Restricted Stock Plan shall be forfeited and returned to the Company and become available for award to another participant.

        Stock granted pursuant to the 2001 Restricted Stock Plan become immediately vested without any further action upon the occurrence of a "change of control" as that term is defined in the plan.

        The granting of stock under the 2001 Restricted Stock Plan by the Committee is subjective and is dependent upon, among other things, an employee's and director's individual performance. Therefore, future option grants to executive officers, managers or directors under the 2001 Restricted Stock Plan are not determinable. See "Participation in the 2001 Restricted Stock Plan" below.

  Adjustments for Stock Dividends, Mergers and Other Events

        The Committee is authorized to make appropriate adjustments in connection with outstanding awards under the 2001 Restricted Stock Plan to reflect stock dividends, stock splits and similar events.

  Amendment and Termination

        The Board may amend, alter, or discontinue the 2001 Restricted Stock Plan at any time, but such amendment, alteration or discontinuation shall not adversely affect any option then outstanding without the participant's consent.

        Subject to the specific terms of the 2001 Restricted Stock Plan described above, the Committee may accelerate any award or option or waive any conditions or restrictions pertaining to such award or option at any time.

        In addition, no amendment which (i) increases the aggregate number of shares of Common Stock which may be issued pursuant to the 2001 Restricted Stock Plan, (ii) extends the period during which options may be granted pursuant to the 2001 Restricted Stock Plan, (iii) changes the class of individuals eligible to be granted options, (iv) materially increases the benefits provided by the 2001 Restricted Stock Plan, or (v) has the effect of any of the above, shall be effective unless and until the same is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company's voting stock, either in person or by proxy, in accordance with the applicable provisions of the charter and bylaws of the Company and applicable State law.

Certain United States Federal Income Tax Information

        The following is only a brief summary of the effect of federal income taxation upon the recipient and the Company under the 2001 Restricted Stock Plan based upon the Code. This summary does not purport to be complete and does not discuss the income tax laws of any municipality, state or country outside the United States in which an optionee may reside.

        A recipient will not recognize any taxable income at the time he or she is granted shares of restricted stock, until such time as the shares are vested. At that time, the recipient will recognize ordinary income measured by the then fair market value of the shares. Upon resale of such shares by the recipient, any difference between the sales price and the grant price, may be treated as capital gain (or loss). The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the recipient.

        A recipient may make an election under Internal Revenue Service Sec. 83(b) which election allows the recipient of nonvested Common Stock who received such property in return for services performed to value and include in gross income the excess of fair market value of such Common Stock, at the date of transfer, over the amount paid. The recipient can make this election even if such recipient has paid full value for the Common Stock. If the property is subsequently forfeited, the only loss allowable as a deduction is the amount paid for the Common Stock, not any amounts previously included in gross income by virtue of the election. The election must be made within 30 days of the receipt of the Common Stock.

Participation in the 2001 Restricted Stock Plan

        The grant of options under the 2001 Restricted Stock Plan to officers and directors is subject to the discretion of the Committee. As of the date of this proxy statement, there have been grants of awards to two officers and four directors representing 600,000 shares of Common Stock. Future awards are not determinable. All officers, directors and consultants are eligible to participate in the 2001 Restricted Stock Plan. The following table sets forth information with respect to the grant of restricted stock to the Named Officers and to all current executive officers as a group:

PLAN BENEFITS
2001 RESTRICTED STOCK PLAN

Name of Individual	Securities Granted (#)	Issue Price Per Share ($/sh)
Richard S. Ressler, Chairman of the Board of Directors	50,000	$0.25
W. Brian Kretzmer President and Chief Executive Officer	250,000	$0.25
James W. Dolan Chief Operations and Financial Officer	150,000	$0.25
Zohar Loshitzer, Director	50,000	$0.25
Stephen Ross, Director	50,000	$0.25
Steven F. Mayer, Director	50,000	$0.25

All officers and directors as a group (6 individuals)	600,000

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-Average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,829,000	$1.10	394,147
Equity compensation plans not approved by security holders	1,275,000	0.43	—

Total	3,104,000	1.21	394,147

Required Vote and Recommendation

        Approval of the amendment to the 2001 Restricted Stock Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present. Broker non-votes, however, will not be counted either in favor of or against the proposal, but abstentions will be considered as having voted against the Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4, THE ADOPTION OF THE AMENDMENT TO THE 2001 RESTRICTED STOCK PLAN

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        On November 14, 2002, we dismissed KPMG LLP as our independent auditors and on December 9, 2002 we engaged the services of BDO Seidman LLP as our new independent auditors for the fiscal year ending December 31, 2002. The Audit Committee recommended, and the Board of Directors approved, the dismissal of KPMG LLP and the appointment of BDO Siedman LLP. The Company stated in a Form 8-K filed with the Securities and Exchange Commission ("SEC") on November 21, 2002 that "During the two fiscal years ended December 31, 2000 and December 31, 2001, and the subsequent interim periods to the date of KPMG LLP's dismissal, there were no disagreements between the Company and KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of KPMG LLP would have caused that firm to make reference in connection with its reports to the subject matter of the disagreement(s)." Because of a letter subsequently submitted by KPMG LLP to the SEC on December 4, 2002, the Company filed Form 8-K/A on December 6, 2002 and stated that "to the extent (our) former accountant's December 4, 2002 letter implies a disagreement prior to dismissal, the Registrant is unable to agree with the former accountant."

        The Board of Directors has selected BDO Seidman LLP to audit our financial statements for the fiscal year ending December 31, 2003. The decision of the Board of Directors to appoint BDO Seidman LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm's qualities as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has establish, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee's review also included matters required to be considered under the SEC's Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with BDO Seidman LLP in all these respects.

        Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board believes that such a change would be in the best interest of MAI Systems and its stockholders. If the stockholders do not ratify the appointment of BDO Seidman LLP, the Board may reconsider its selection.

        The Board of Directors expects that representatives of BDO Seidman LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

        The Audit Committee has established rules governing our use of BDO Seidman LLP for non-audit services.

        The Audit Committee has determined that the accounting advice and tax services provided by BDO Seidman LLP is compatible with maintaining BDO Seidman LPL's independence.

Auditor Fee Disclosure

        The following is a summary of fees billed by BDO Seidman LLP and KPMG LLP for audit and other professional services during fiscal years 2003 and 2002:

	2003	2002
AUDIT FEES include the review of interim consolidated financial statements, annual audit of the consolidated financial statements, required statutory audits of certain foreign subsidiaries and assistance with SEC filings	$166,000	$200,000
AUDIT RELATED FEES include the annual audit of the 401(k) plan	$5,000	$4,000
TAX FEES include tax compliance, transactional consulting, tax advice for multi-state and global restructuring and assistance with certain foreign regulatory filings and tax issues	$11,000	$32,000
ALL OTHER FEES include license fees for online financial reporting and assurance literature. There were no fees for Financial Information Design and Implementation in fiscal years 2003 and 2002	$8,000	$15,000

TOTAL FEES	$190,000	$251,000

        The Audit Committee is directly responsible for determining the compensation of the independent auditors and has established pre-approval policies and procedures for all BDO Seidman LLP. These pre-approval policies and procedures are attached as part of the Audit Committee Charter, Appendix A, to this Proxy Statement. All work was pre-approved by the Audit Committee. When considering matters that could bear on the independence of BDO Seidman LLP, the Committee takes into account both the nature of any potential work performed and the related fees. The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining BDO Seidman's independence and has concluded that it is compatible. The Committee aggregates all audit-related and recurring, non-audit costs when evaluating the potential impact of BDO Seidman fees for discretionary projects on auditor independence.

Required Vote and Recommendation

        Ratification of BDO SEIDMAN LLP as the Company's auditors requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present. Broker non-votes, however, will not be counted either in favor of or against the proposal, but abstentions will be considered as having voted against the Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 5, THE RATIFICATION OF INDEPENDENT AUDITORS.

OTHER MATTERS

        The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                      THE BOARD OF DIRECTORS

Dated: March 27, 2004

MAI Systems Corporation
26110 Enterprise Way, Suite 200
Lake Forest, California 92630

APPENDIX A

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

A. Committee Membership

        The Audit Committee of MAI Systems Corporation (the "Company") shall be comprised of at least three directors each of whom is (i) "independent" under the rules of the Securities and Exchange Commission except as permitted by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder, (ii) does not accept any consulting, advisory or other compensatory fee from the issuer other than in his or her capacity as a member of the Board or any committee of the Board, and (iii) is not an "affiliate" of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. All members of the Committee must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement.

        Notwithstanding the immediately preceding paragraph, one director who is not "independent" under the rules of the Securities and Exchange Commission, who does not accept any consulting, advisory or other compensatory fee from the issuer other than in his or her capacity as a member of the Board or any committee of the Board, who is not an "affiliate" of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Exchange Act, and who is not a current officer or employee, or a spouse, parent, child or sibling, whether by blood, marriage or adoption, of, or a person who has the same residence as, any current officer or employee, may be appointed to the Committee if the Board, under exceptional and limited circumstances, shall have determined that such individual's membership on the Committee is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual meeting proxy statement, or Form 10-K if no proxy statement is filed, subsequent to such determination, the nature of the relationship, and the reasons for the determination. Any such member appointed to the Committee may only serve for up to two years and may not chair the Committee.

        Members shall be appointed by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

B. Committee Purposes

        The purposes of the Audit Committee are to:

  1.
  assist Board oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independent auditors' qualifications and independence, and (iv) the performance of the independent auditors and the Company's internal audit function; and

  2.
  prepare the report required to be prepared by the Audit Committee pursuant to the rules of the SEC for inclusion in the Company's annual proxy statement

        The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements and for the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, annually auditing management's assessment of the effectiveness of internal control over financial reporting, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

        The independent auditors shall submit to the Audit Committee annually a formal written statement (the "Auditors' Statement") describing: the auditors' internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors' independence) all relationships between the independent auditors and the Company, including each non-audit service provided to the Company and at least the matters set forth in Independence Standards Board No. 1.

        The independent auditors shall submit to the Audit Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company's financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service.

C. Committee Duties and Responsibilities

        To carry out its purposes, the Audit Committee shall have the following duties and responsibilities:

  1.
  with respect to the independent auditors,

  (i)
  to be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting), who shall report directly to the Audit Committee; provided that the auditor appointment shall be subject to shareholder approval;

  (ii)
  to be directly responsible for the appointment, compensation, retention and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall also report directly to the Audit Committee;

  (iii)
  to pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors;

  (iv)
  to ensure that the independent auditors prepare and deliver annually an Auditors' Statement (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement), and to discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the quality of audit services or the objectivity and independence of the Company's independent auditors;

  (v)
  to obtain from the independent auditors in connection with any audit a timely report relating to the Company's annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors and management, and any material written communications between the independent auditors and management, such as any "management" letter or schedule of unadjusted differences;

    (vi)
    to review and evaluate the qualifications, performance and independence of the lead partner of the independent auditors;

    (vii)
    to discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself;

    (viii)
    to review and approve all related party transactions of the Company; and

    (ix)
    to take into account the opinions of management and the Company's internal auditors in assessing the independent auditors' qualifications, performance and independence;

  2.
  with respect to the internal auditing department,

  (i)
  to review the appointment and replacement of the director of the internal auditing department; and

  (ii)
  to advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto;

  3.
  with respect to accounting principles and policies, financial reporting and internal control over financial reporting,

  (i)
  to advise management, the internal auditing department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant issues and practices relating to accounting principles and policies, financial reporting and internal control over financial reporting;

  (ii)
  to consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61 (as codified by AU Section 380), as it may be modified or supplemented or other professional standards, including reports and communications related to:

  •
  deficiencies, including significant deficiencies or material weaknesses, in internal control identified during the audit or other matters relating to internal control over financial reporting;

  •
  consideration of fraud in a financial statement audit;

  •
  detection of illegal acts;

  •
  the independent auditors' responsibility under generally accepted auditing standards;

  •
  any restriction on audit scope;

  •
  significant accounting policies;

  •
  [significant] issues discussed with the national office respecting auditing or accounting issues presented by the engagement;

  •
  management judgments and accounting estimates;

      •
      any accounting adjustments arising from the audit that were noted or proposed by the auditors but were passed (as immaterial or otherwise);

      •
      the responsibility of the independent auditors for other information in documents containing audited financial statements;

      •
      disagreements with management;

      •
      consultation by management with other accountants;

      •
      major issues discussed with management prior to retention of the independent auditors;

      •
      difficulties encountered with management in performing the audit;

      •
      the independent auditors' judgments about the quality of the entity's accounting principles;

      •
      reviews of interim financial information conducted by the independent auditors; and

      •
      the responsibilities, budget and staffing of the Company's internal audit function, including under SAS 61.

    (iii)
    to meet with management, the independent auditors and, if appropriate, the director of the internal auditing department:

    •
    to discuss the scope of the annual audit;

    •
    to discuss the annual audited financial statements and quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations";

    •
    to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Company's financial statements;

    •
    to discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

    •
    to discuss any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditors to the Company;

    •
    to review the form of opinion the independent auditors propose to render to the Board of Directors and shareholders; and

    •
    to discuss, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

    (iv)
    to inquire of the Company's chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting

    (v)
    to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company's exposure to risk, and to discuss the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures;

    (vi)
    to obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934;

    (vii)
    to discuss with the Company's General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the Company's business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

    (viii)
    to discuss and review the type and presentation of information to be included in earnings press releases;

    (ix)
    to discuss the types of financial information and earnings guidance provided, and the types of presentations made, to analysts and rating agencies;

    (x)
    to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters

    [(xi)
    to review and discuss any reports concerning material violations submitted to it by Company attorneys or outside counsel pursuant to the SEC attorney professional responsibility rules (17 C.F.R. Part 205) or otherwise

    (xii)
    to establish hiring policies for employees or former employees of the independent auditors

  4.
  with respect to reporting and recommendations,

  (i)
  to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company's annual proxy statement;

  (ii)
  to review and reassess the adequacy of this Charter at least annually and recommend any changes to the full Board of Directors

  (iii)
  to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate; and

  [(iv)
  to prepare and review with the Board an annual performance evaluation of the Audit Committee, which evaluation must compare the performance of the Audit Committee with the requirements of this charter. The performance evaluation by the Audit Committee shall be conducted in such manner as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make this report.

D. Committee Structure and Operations

        The Audit Committee shall designate one member of the Committee as its chairperson. In the event of a tie vote on any issue, the chairperson's vote shall decide the issue. The Audit Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. The Audit Committee should meet separately periodically with management, the director of the internal auditing department and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

E. Delegation to Subcommittee

        The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting.

F. Resources and Authority of the Audit Committee

        The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management

        The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

  1.
  Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

  2.
  Compensation of any advisers employed by the Audit Committee; and

  3.
  Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

G. Pre-Approval Policies and Procedures

        The Company's Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to assure that the services provided do not impair the auditor's independence. Unless a type of service to be provided by the independent auditors has received general pre-approval pursuant to this policy, it will require separate pre-approval by the Audit Committee.

        Annually, the Audit Committee reviews and pre-approves the categories and related services along with an estimated fee for each category. Separate pre-approval is required in those circumstances where the estimated actual fee for the approved category exceeds the pre-approved fee.

        The Audit Committee will annually review and revise as needed the list of pre-approved categories and related services.

        The Audit Committee has delegated pre-approval authority to its Chairman. The Chairman will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

        The Audit Committee will not delegate its responsibilities to pre-approve services performed by the independent auditors to management.

        The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Any changes in terms, conditions and fees resulting from a change in scope, company organization or other matters, will require pre-approval of the Audit Committee.

        In addition to the annual audit services engagement, the Audit Committee may grant pre-approval of all other services when the independent auditors are deemed to be the best provider of the service. These may include audit related services, tax services, and all other services. The Audit Committee may add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations. The independent auditors have reviewed this policy and believe that implementation of the policy will not adversely affect the auditor's independence.

        Requests or applications to obtain pre-approval for services or to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee through the office of the Company's Chief Financial Officer. The request must include an explanation of services in detail in order for the Audit Committee to determine that the request or application is consistent with the Securities and Exchange Commission's rules on auditor independence.

        Approval will not be granted for prohibited services as defined by the Securities and Exchange Commission.

APPENDIX B

Amendment No. 3 to the
Amended and Restated
Certificate of Incorporation
Pursuant to Sections 245 and 303 of the
General Corporation Law of the State of Delaware
By and on behalf of MAI Systems Corporation

        MAI Systems Corporation, a Delaware corporation organized and existing under and by virtue of the laws of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        1.     The Board of Directors of the Corporation duly adopted a resolution setting forth and declaring advisable the amendment of Articles FOURTH and FIFTH of the Corporation's Certificate of Incorporation so that, as amended, said Articles shall read in their entirety as follows:

        FOURTH: In accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware, the authorized capital stock of all classes of the Corporation shall consist of 100,000,000 shares at a par value of $0.01 per share.

        FIFTH: The shares of capital stock which the Corporation shall have authority to issue shall be divided into 1,000,000 shares of Preferred Stock, at a par value of $0.01 each, and 99,000,000 shares of Common Stock, at a par value of $0.01 each.

        Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

  (a)
  the distinctive serial designation of such series which shall distinguish it from other series;

  (b)
  the number of shares in such series;

  (c)
  the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

  (d)
  whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

  (e)
  the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

  (f)
  the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

  (g)
  the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased in whole or in part, pursuant to such obligation;

B-1

  (h)
  whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same of any other or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

        Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned, W. Brian Kretzmer, has signed this Certificate of Amendment as Chief Executive Officer, President and Secretary, of the Corporation, this     th day of May 2004.

/s/ W. BRIAN KRETZMER W. Brian Kretzmer, Chief Executive Officer, President and Secretary

B-2

APPENDIX C

MAI SYSTEMS CORPORATION

AMENDED AND RESTATED 2001 RESTRICTED STOCK PLAN

1.     Purpose.

        The purpose of the MAI Systems Corporation (the "Company") 2001 Restricted Stock Plan (the "Plan") is to promote the long-term growth of the Company by making awards of Common Stock to key employees and directors of the Company or its Subsidiaries.

2.     Definitions.

        The following definitions are applicable to this Plan:

    Board of Directors means the Board of Directors of the Company.

    Cause means willful misconduct by the Participant in the performance of his duties with the Company or its Subsidiaries.

    Committee means the Committee referred to in Section 3 hereof.

    Common Stock means the Common Stock of the Company.

    Participant means any key employee or director of the Company or its Subsidiaries who is selected by the Committee to participate in the Plan.

    Permanent Disability means the inability to perform the services required by a Participant's employment with the Company and its Subsidiaries, or service as a director, due to physical or mental disability which continues for ninety-one (91) consecutive days in any period of twelve (12) months.

    Restricted Period means the period of time during which Restricted Stock is subject to the restrictions referred to in Section 5(a) hereof.

    Restricted Stock means Common Stock which has been awarded to a Participant subject to the restrictions referred to in Section 5(a) hereof, so long as such restrictions are in effect.

    Retirement means normal or late retirement pursuant to the terms of a pension plan of the Company or its Subsidiaries covering a Participant.

    Subsidiary means any corporation of which the Company owns, directly or indirectly, stock having a majority of the total combined voting power of all classes of stock in such corporation.

3.     Administration.

        The Plan shall be administered under the direction of a compensation committee of the Board of Directors (the "Committee") consisting of two or more directors who are Non-Employee Directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee shall have sole and complete authority to (i) select the Participants; (ii) determine the number of shares of Common Stock to be awarded to each of the Participants and the terms and conditions on which such awards will be made; (iii) establish from time to time regulations for the administration of the Plan; (iv) interpret the Plan, and (v) make all determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations by the Committee shall be final and binding on all Participants.

4.     Eligibility.

        The Committee shall, from time to time, select Participants from those key employees and directors of the Company and its Subsidiaries who, in the opinion of the Committee, have the capacity for contributing to the success and growth of the Company and its Subsidiaries. No employee or director of the Company or its Subsidiaries shall have a right to be selected as a Participant.

5.     Terms and Conditions of Awards.

        All shares of Common Stock awarded under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as shall be prescribed by the Committee in its sole discretion.

  (a)
  At the time of an award of Restricted Stock, the Committee shall establish for each Participant one or more Restricted Periods during which shares of Common Stock awarded under the Plan may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, except as hereinafter provided in Section 5(b); provided, however, that the Committee may, in its discretion, accelerate any such Restricted Period with respect to outstanding awards of Restricted Stock. Except for such restrictions, the Participant as owner of Restricted Stock shall have all the rights of a stockholder including but not limited to the right to receive all dividends paid on such shares and the right to vote such shares.

  (b)
  Upon the death, Retirement or Permanent Disability of a Participant, upon the involuntary termination by the Company or any Subsidiary for reasons other than Cause, or upon the sale of assets of the Company or the merger or consolidation of the Company with another corporation and the terms of such sale, merger or consolidation do not entitle the Participant to shares of the purchasing, surviving or resulting corporation, all of such shares shall be free of such restrictions. If a Participant ceases to be an employee of the Company or its Subsidiaries for any other reason, then all unvested shares of Restricted Stock therefore awarded to him, shall upon such termination of employment be forfeited and returned to the Company and available for award to another Participant.

  (c)
  Each certificate issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and deposited by him, together with a stock power endorsed in blank, with the Company and shall bear the following (or similar) legend:

    The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including, in certain circumstances, forfeiture) contained in the MAI Systems Corporation 2001 Restricted Stock Plan and an Agreement entered into between the registered owner and the Company. A copy of such Plan and Agreement is on file in the office of the Company, 26110 Enterprise Way, Suite 200, Lake Forest, California (attn: Finance Department).

    If not then registered under the Securities Act of 1933 (the "Act"), each certificate issued in respect of Restricted Stock awarded under the Plan shall bear the following (or a similar) additional legend:

    The shares represented by this certificate have not been registered under the Securities Act of 1933, and such shares may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered unless registered under such Securities Act, or unless, in the opinion of counsel for the Company, an exemption is available from registration.

  (d)
  An award of Restricted Stock shall not be effective unless the Participant enters into an Agreement with the Company in a form specified by the Committee agreeing to the terms, conditions and restrictions of the award and such other matters as the Committee shall in its sole discretion determine. Subject to Section 9(a), such terms, conditions and restrictions may be modified by the Committee.

  (e)
  At the expiration of a Restricted Period, the Company shall deliver to the Participant (or his legal representatives, beneficiaries or heirs) the certificates of Common Stock deposited with it pursuant to Section 5(c) for which such Restricted Period has terminated.

6.     Stock Subject to the Plan.

        Restricted Stock shall be shares of Common Stock and will be authorized but unissued shares or shares acquired by the Company and held in its treasury. Subject to adjustment in the number and kind of shares as provided in Section 7 hereof, 5,500,000 shares of Common Stock shall be reserved for award under the Plan.

7.     Changes In Capitalization.

        The aggregate number of shares of Common Stock which may be awarded under the Plan as provided in Section 6 hereof, shall be appropriately adjusted for any increase or decrease in the total number of shares of the Company's Common Stock resulting from a division or combination of shares or other capital adjustment; or resulting from the payment of a stock dividend, or other increase or decrease in such shares by the Company.

8.     Employee and Director Rights under the Plan.

        No employee, director or other person shall have any right to be awarded Common Stock under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee and director any right to be retained in the employ of the Company or its Subsidiaries, or as a director.

9.     Amendment or Termination.

(a)
The Board of Directors may amend the Plan from time to time in such respects as the Board of Directors may deem advisable, provided that no change may be made in any award theretofore granted which would impair the rights of a Participant, without consent of the Participant, and provided further, that without the approval of the Company's stockholders, no amendment may be made if such approval would be required by Rule 16b-3 under the Exchange Act for transactions pursuant to the Plan to continue to be exempt thereunder. The Committee may amend Agreements between Participants and the Company from time to time in such respects as the Committee may deem advisable, provided that no change may be made in any award theretofore granted which would impair the rights of a Participant without the consent of the Participant.

(b)
The Board of Directors may at any time terminate the Plan. Any such termination of the Plan shall not affect awards already in effect and such awards shall remain in full force and effect as if the Plan had not been terminated.

10.   Effective Date and Term of the Plan.

        The Plan shall be effective upon adoption by the Board of Directors, subject to approval by majority vote of the stockholders of the Company. No awards may be made under the Plan subsequent to December 31, 2010.

APPENDIX D

MAI SYSTEMS CORPORATION

FAIRNESS OPINION

[LETTERHEAD OF MARSHALL STEVENS]

March 30, 2004

File Reference: 31-11-20887

The Special Committee of
    Board of Directors of
MAI Systems Corporation
26110 Enterprise Way
Lake Forest, California 92630

Dear Ladies and Gentlemen:

        It is our understanding that a Stock Purchase Agreement (the "Agreement") will be entered into upon shareholder approval, by and between MAI Systems Corporation ("MAI" or the "Company"), a Delaware corporation, and HIS Holdings LLC ("Investor Group"), led by its managing member, Orchard Capital Corporation ("Orchard"). Pursuant to the Agreement and after shareholder approval, the Investor Group will infuse $1 million of cash into MAI at a purchase price of $0.10 per share (the "Investment"). In consideration of the Investment, the Investor Group will receive 10,000,000 newly issued common shares subject to the terms and restrictions as set forth in the Agreement ("Common Stock").

        In a separate transaction, as discussed in the document entitled "Action Taken by Written Consent of the Special Committee of Board of Directors of MAI Systems" dated October 15, 2003, the Company has been negotiating with Computer Science Corporation ("CSC") regarding the restructuring of the approximately $3.5 million of Company debt held by CSC's subsidiary, CSA Private Limited ("CSA Debt"). As part of a planned restructuring, the Company will be converting a portion of the CSA Debt into newly issued Common Stock that are subject to the same terms and restrictions as set forth in the Agreement, at a conversion price of $0.10 per share (the "Conversion").

        You have requested our opinion ("the Opinion") as to whether the consideration of $0.10 per share of Common Stock to be received in the proposed Investment and in the proposed Conversion is fair to the public shareholders of MAI (exclusive of the Investor Group), from a financial point of view; pursuant to the terms and subject to the conditions set forth in the Agreement. We have not been engaged to give advice on whether the shareholders should approve the Investment or the Conversion, nor have we been requested to seek or identify alternative business strategies. The date of this Opinion is March 30, 2004.

        In arriving at our Opinion, we received and reviewed the following information:

  1.
  Proxy Statement and Notice of Special Meeting of Shareholders (Draft dated March 27, 2004)

  2.
  Draft of the Stock Purchase Agreement (Received March 12, 2004)

  3.
  Document entitled "Action Taken by Written Consent of the Special Committee of Board of Directors of MAI Systems" dated October 15, 2003.

  4.
  Form 10-K Annual Reports of MAI Systems Corporation for the fiscal years ended December 31, 2001 through December 31, 2002 and draft Form 10-K Annual Report for December 31, 2003.

  5.
  Form 10-Q Quarterly financial statement of MAI Systems Corporation for the quarter ended September 30, 2003.

  6.
  Four year cash flow projections for MAI for the years 2004 through 2007. Management provided projections that took into consideration a restructuring transaction.

  7.
  List of option and warrant holders of MAI.

  8.
  Loan documents relating to the 10% subordinate debt held by CSA Private Limited and the 11% subordinate debt held by Canyon Capital Management.

  9.
  Certain correspondences with Canyon Capital Advisors and Computer Sciences Corporation regarding the proposed Investment and the proposed Conversion.

  10.
  Various product brochures and other literature relative to MAI and Hotel Information Systems.

        In addition to reviewing the above information, we have among other things:

  1.
  Considered the nature of the business and the history of MAI; the Company's earnings before interest and taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), revenues, book capital, and total assets for the past five fiscal years (1999-2003) and the latest interim periods; the outlook for future EBIT, EBITDA and revenues; the Company's financial condition; and the Company's dividend-paying capacity.

  2.
  Analyzed financial statements, prices and other materials regarding guideline publicly traded companies in the lodging technology and software industries; required rates of return on debt and equity capital; materials discussing the economic outlook, in general; and the specific outlook for the lodging technology industry; and such other material as we deemed appropriate.

  3.
  Analyzed the financial terms and operating results and financial condition of companies, to the extent publicly available, involved in certain recent business combinations in the lodging technology industry.

  4.
  Compared certain statistical and financial information of the Company with similar information for certain guideline publicly traded companies in the lodging technology and software industries.

  5.
  Analyzed daily stock prices and trading volumes for MAI Systems Corporation for the period June 1, 2003 through March 30, 2004.

  6.
  Visited MAI's headquarters in Lake Forest, California and conducted interviews with management and relied upon their representations concerning the operations, financial condition, future prospects, and projected operations and performance of MAI.

  7.
  Met with members of the Special Committee and the Special Committee's counsel to discuss the business and history of MAI and to discuss matters pertaining to fair price.

  8.
  Conducted such other financial studies, analyses and inquiries, and considered such other matters as we deemed necessary and appropriate for our Opinion.

        In rendering our Opinion, we have not independently verified the accuracy and completeness of the financial information or other information furnished by the Company orally or in writing, or other information obtained from publicly available sources. We reviewed the most current and best available estimates and judgments of the management of the Company, as to the expected future financial and operating performance of the Company, and did not undertake any obligation to assess whether such forecasts, estimates or judgments are reasonable or are likely to be accurate, nor did we undertake any obligation independently to verify the underlying assumptions made in connection with such forecasts, estimates or judgments. In addition, we did not make an independent valuation or appraisal of any particular assets or liabilities of the Company. Our Opinion is based on business, economic, market and other conditions as they exist as of the date of this Opinion. We have assumed that the factual circumstances and terms, as they exist at the date of this Opinion, will remain substantially unchanged through the time the Investment and the Conversion is completed.

        This Opinion has been prepared for the Special Committee of Board of Directors of MAI in connection with its consideration of the Investment and the Conversion and may not be used for any other purpose without Marshall and Stevens Incorporated's express, prior, written consent; provided that, this Opinion may be included in the proxy statement sent by MAI to its shareholders concerning the Investment and the Conversion so long as the Opinion is reproduced in full in such proxy statement and any summary of the Opinion in the proxy statement is reasonably acceptable to Marshall & Stevens Incorporated. Our fee for the provision of this Opinion is not contingent upon our conclusion regarding the fairness of the consideration to be received by the public shareholders or the consummation of the aforementioned transaction.

        Based upon the foregoing and upon such other factors as deemed relevant, including the attached assumptions and limiting conditions, it is our Opinion that, as of the date of this Opinion, the consideration of $0.10 per share of Common Stock to be offered in the Investment and the Conversion is fair to the public shareholders of MAI, from a financial point of view, pursuant to the terms and subject to the conditions set forth in the Agreement.

        Prior to the Special Meeting of Shareholders, we may provide additional information to update our Opinion.

Very truly yours,

/s/ MARSHALL & STEVENS INCORPORATED
MARSHALL & STEVENS INCORPORATED

ASSUMPTIONS AND LIMITING CONDITIONS

Title

        No investigation of legal title was made, and we render no opinion as to ownership of MAI Systems Corporation or the underlying assets.

Date of Value

        The date of this Opinion is March 30, 2004. The dollar amount reported is based on the purchasing power of the U.S. dollar as of that date. The analyst assumes no responsibility for economic or physical factors occurring subsequent to the date of this Opinion that may affect the Opinion reported.

Visitation

        MAI Systems Corporation was visited by senior analysts of Marshall & Stevens Incorporated. When the date of our visit differs from the date of our Opinion, we assume no material change in the operations of MAI or the underlying assets unless otherwise noted in the report.

Non-Appraisal Expertise

        No opinion is intended to be expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by financial analysts.

Information and Data

        Information supplied by others that was considered in this analysis is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the Opinion herein reported based upon consideration of additional or more reliable data that may become available subsequent to the issuance of this Opinion.

Litigation Support

        Depositions, expert testimony, attendance in court, and all preparations/support for same arising from this Opinion shall not be required unless arrangements for such services have been previously made.

Management

        The Opinion expressed herein assumes the continuation of prudent management policies over whatever period of time is deemed reasonable and necessary to maintain the character and integrity of MAI or the underlying assets.

Purposes

        We have presented Marshall & Stevens Incorporated's considered Opinion based on the facts and data obtained during the course of this investigation. This Opinion has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

Unexpected Conditions

        We assume there are no hidden or unexpected conditions associated with MAI Systems Corporation or the underlying assets that might adversely affect value. We also assume no responsibility for changes in market condition that may require an adjustment to our Opinion.

Hazardous Substances

        Hazardous substances, if present within a business, can introduce an actual or potential liability that may adversely affect the marketability and value of MAI Systems Corporation or the underlying assets. In this Opinion, no consideration has been given to such liability or its impact on value.

Contingent Liabilities

        Our conclusions do not consider the impact of any contingent liabilities of the Company, either known or unknown. According to the Management of MAI Systems Corporation, as of the date of this Opinion, there were no contingent liabilities that were considered material.

Future Events/Projections

        The reader is advised that this Opinion is heavily dependent upon future events with respect to industry performance, economic conditions, and the ability of MAI Systems Corporation to meet certain operating projections. In this Opinion, the operating projections have been developed from information supplied by the Management of MAI Systems Corporation. The operating projections incorporate various assumptions including, but not limited to, net sales, net sales growth, profit margins, income taxes, depreciation, capital expenditures, working capital levels, and discount rates, all of which are critical to the Opinion. The operating projections are deemed to be reasonable and valid at the date of this Opinion; however, there is no assurance or implied guarantee that the assumed facts will be validated or that the circumstances will actually occur. We reserve the right to make adjustments to this Opinion herein reported as may be required by any modifications in the prospective outlook for the economy, the industry, and/or the operations of MAI Systems Corporation.

MAI Systems
Corporation

This proxy is solicited by the Board of Directors for the
Annual Meeting of Stockholders—May 25, 2004

        The undersigned hereby appoints W. Brian Kretzmer and James W. Dolan and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 25, 2004, and any adjournment thereof, upon matters properly coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned and upon all such other matters that may properly be brought before the meeting, as to which the undersigned hereby confers discretionary authority to vote upon said proxies. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

(THIS PROXY CARD CONTINUES AND MUST BE SIGNED ON THE RESERVE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and proposals 2, 3, 4 and 5 below.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS BELOW.

1.
Election of four directors

Nominees:

01 Richard S. Ressler	03 Stephen Ross and
02 Zohar Loshitzer	04 Steven F. Mayer
FOR all nominees listed above (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed
☐	☐
(INSTRUCTION: To withhold authority for any particular nominee, write such nominee(s) name on the line below.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
		FOR	AGAINST	ABSTAIN
2.	Proposal to Ratify the Management Equity/Conversion Transaction as described in the Company's Proxy Statement	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
		FOR	AGAINST	ABSTAIN
3.	Amendment to the Company's Amended and Restated Certificate of Incorporation to increase the Number of Authorized Shares of Capital Stock from 25,000,000 to 100,000,000	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
		FOR	AGAINST	ABSTAIN
4.	Amendment to the 2001 Restricted Stock Plan to Increase the Number of Shares Available for Issuance by an Additional 4,250,000 Shares	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
		FOR	AGAINST	ABSTAIN
5.	Proposal to Ratify the Selection of BDO Seidman LLP as independent auditors for the Company.	☐	☐	☐

Dated:

(signed)

(signed)

Please sign exactly as your name appears below. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign. If a Corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN THIS PROXY AND RETURN IT PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.

^ FOLD AND DETACH HERE ^

QuickLinks

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
VALUE OF UNEXERCISED STOCK OPTIONS AT END OF YEAR
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PERFORMANCE GRAPH
PROPOSAL 2 TO APPROVE THE MANAGEMENT EQUITY/CONVERSION TRANSACTION
PRO FORMA CONSOLIDATED BALANCE SHEET As of December 31, 2003 (UNAUDITED)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS For the year ended December 31, 2003 (UNAUDITED) (In thousands, except per share data)
PROPOSAL 3 APPROVAL OF AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 4 APPROVAL OF AN AMENDMENT TO THE 2001 RESTRICTED STOCK PLAN
PLAN BENEFITS 2001 RESTRICTED STOCK PLAN
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 5 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
APPENDIX A AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
APPENDIX B Amendment No. 3 to the Amended and Restated Certificate of Incorporation Pursuant to Sections 245 and 303 of the General Corporation Law of the State of Delaware By and on behalf of MAI Systems Corporation
APPENDIX C MAI SYSTEMS CORPORATION AMENDED AND RESTATED 2001 RESTRICTED STOCK PLAN
APPENDIX D MAI SYSTEMS CORPORATION FAIRNESS OPINION